Exhibit 99.1

[GTC Letterhead]

Acquisition of GTC Biotherapeutics, Inc. by LFB Biotechnologies S.A.S. Completed

Framingham, MA December 6, 2010 - GTC Biotherapeutics, Inc. (“GTC” otcbb: GTCB.OB) announced today that it had completed its previously announced sale of approximately 61,100,000 shares of its common stock, par value $0.01 per share, to LFB Biotechnologies S.A.S., Les Ulis, France (“LFB”) in a private placement for $0.30 per share, for an aggregate purchase price of approximately $18.3 million. Following the private placement and the conversion of convertible preferred stock of GTC owned by LFB, LFB owned at least 90% of GTC’s outstanding common stock.

After LFB contributed all shares of GTC common stock it held to its wholly-owned subsidiary, LFB Merger Sub, Inc. (“Merger Sub”), Merger Sub effected a short-form merger in accordance with Massachusetts law merging itself with and into GTC, with GTC being the surviving corporation in the merger, and cashing out all minority shareholders for $0.30 per share, for an aggregate purchase price of approximately $2.7 million. The merger became effective on December 2, 2010. Following the effective time of the merger, GTC became a wholly-owned subsidiary of LFB, and shares of GTC common stock ceased to trade on the over-the-counter market.